Rand Capital Announces Continued Growth of Net Asset Value per Share to $3.90 at December 31, 2012, and $2.6 Million in New Investments During the 4th Quarter of 2012

BUFFALO, NY -- (Marketwire - March 01, 2013) - Rand Capital Corporation ("Rand") (NASDAQ: RAND)

  Net Asset Value is $3.90 per share, $.32 or 9% over the prior year and a $.06 increase from the prior quarter
  Notable investments during the quarter included $1.75 million in new investments in Knoa Software, Inc. and Mercantile Adjustment Bureau, LLC, and $900,000 in follow-on investments in three portfolio companies
  $6 million of investments made during 2012
  Increase in Gemcor and Ultra-Scan valuations
  Total assets of $34.2 million

Rand Capital Corporation ("Rand") (NASDAQ: RAND) announced it has invested $6 million in portfolio companies during 2012 and ended the year with $29.8 million in portfolio investments, including $11.3 million in net unrealized appreciation.

The December 31, 2012 net asset value of $25.8 million, or $3.90 per share, represents a $.06 per share increase from September 30, 2012, and a $.32 per share increase from December 31, 2011.

Portfolio activity during the fourth quarter of 2012 included:

  Knoa Software, Inc. (New York, NY) (www.knoa.com) - Preferred equity investment of $750,000. Knoa software monitors, measures and manages how end-users are utilizing enterprise software applications, improving software performance and its users' experiences.
  Mercantile Adjustment Bureau, LLC (Williamsville, NY) (www.mercantilesolutions.com) - Rand invested $1,000,000 in a Subordinated Note. Mercantile is a full service accounts receivable management and collections company.
  BinOptics Corporation (Ithaca, NY) (www.binoptics.com) - Follow-on investment in additional shares of Series 2 stock. BinOptics designs and manufactures semiconductor Fabry-Perot (FP) lasers and Distributed Feedback (DFB) lasers.
  First Wave Products Group, LLC (Batavia, NY) (www.firstwaveproducts.com) - Follow-on investment in a Term Note. First Wave develops medical devices including First Crush, a dual action device that crushes and grinds medical pills.
  QuaDPharma, LLC (Clarence, NY) (www.quadpharmainc.com) - Follow-on investment in debt and equity. QuaDPharma is a small scale pre-commercial and commercial manufacturer for the pharmaceutical industry.
  Synacor, Inc. (Buffalo, NY) (www.synacor.com) - Rand holds 680,843 shares, valued at $3.5 million ($5.20 per share) at December 31, 2012.
  Gemcor II LLC (West Seneca, NY) (www.gemcor.com) and Ultra-Scan Corporation, (Amherst, NY) (www.ultra-scan.com) have seen an improvement in their business and Rand has adjusted its valuations to reflect the continued consumer acceptance for their goods and services.
  Rand wrote off its Investment in Mid America Brick (Mexico, MO) during the quarter. The company has filed for bankruptcy reorganization in 2013.
  Rand's treasury stock repurchase continued during the quarter with 147,756 shares repurchased. Rand now holds 252,798 shares, leaving 6,610,236 common shares outstanding.

For the calendar year 2012, Rand's $6 million of new and follow-on investments represents the single largest investment period in Rand's 40+ year history. Rand now holds 20 companies in its portfolio, across a diverse range of industries.

Subsequent to December 31, 2012, Rand sold 227,200 shares of Synacor (NASDAQ: SYNC) at an average price of $5.57 per share and currently holds 453,643 shares with an average cost basis of $1.42 per share. Synacor has traded between $6.51 and $2.72 per share in 2013.

Allen F. Grum, President of Rand Capital, stated, "2012 was the busiest year in the history of Rand Capital with $6 million invested in 10 businesses. Additionally, we grew our net assets by 9% from 2011. Our portfolio companies continue to show robust operating results which should bode well for continued growth in net asset value and shareholder value."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL
Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716-853-0802
pgrum@randcapital.com